Hexcel Corporation Two Stamford Plaza| 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2025 FOURTH QUARTER AND FULL YEAR RESULTS

•
Q4 2025 Sales were $491 million, compared to $474 million in Q4 2024.
•
Q4 2025 GAAP diluted EPS of $0.60, compared to Q4 2024 GAAP diluted EPS of $0.07.
•
Q4 2025 adjusted diluted EPS of $0.52, compared to Q4 2024 adjusted diluted EPS of $0.52.
•
FY 2025 sales were $1,894 million, compared to $1,903 million for FY 2024.
•
FY 2025 GAAP diluted EPS of $1.37, compared to FY 2024 GAAP diluted EPS of $1.59.
•
FY 2025 adjusted diluted EPS of $1.76, compared to FY 2024 adjusted diluted EPS of $2.03.
•
Free Cash Flow of $157 million in FY 2025.
•
Quarterly dividend increased 6% to $0.18.
•
2026 Guidance:

Sales – $2.0 billion to $2.1 billion; Adj. EPS - $2.10 to $2.30; FCF - >$195 million

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Years Ended
	December 31,			December 31,
(In millions, except per share data)	2025	2024	% Change	2025	2024	% Change

Net Sales	$491.3	$473.8	3.7%	$1,893.9	$1,903.0	(0.5)%
Net sales change in constant currency			1.6%			(1.2)%
Operating Income	61.4	8.9	589.9%	171.6	186.1	(7.8)%
Net Income	46.4	5.8	700.0%	109.4	132.1	(17.2)%
Diluted net income per common share	$0.60	$0.07	757.1%	$1.37	$1.59	(13.8)%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$65.1	$57.1	14.0%	$209.4	$236.1	(11.3)%
As a % of sales	13.3%	12.1%		11.1%	12.4%
Adjusted Net Income	40.4	42.6	(5.2)%	140.8	168.5	(16.4)%
Adjusted diluted net income per share	$0.52	$0.52	-	$1.76	$2.03	(13.3)%

STAMFORD, Conn. January 28, 2026 – Hexcel Corporation (NYSE: HXL) today reported fourth quarter 2025 results including net sales of $491 million and adjusted diluted EPS of $0.52 per share.

" Chairman, CEO and President Tom Gentile said, “Although 2025 was another challenging year for commercial aircraft production, we began to see positive trends in the fourth quarter that suggest a stronger 2026. Earlier this past year, our commercial aerospace OEM customers delayed aircraft production rate ramps, particularly on the Airbus A350, Hexcel’s largest program, due to industry-wide supply chain disruptions leading to channel destocking that weighed on our 2025 sales and margins. Recent trends of rising commercial aircraft build rates are encouraging as are the global trends of increasing defense and space spending. We closed 2025 on a strong note with a solid fourth quarter and particularly favorable order trends in December as destocking abates, which reinforces our view that the commercial aerospace recovery is accelerating.”

Mr. Gentile continued, “We expect growth in 2026, consistent with the confidence we signaled by executing the accelerated share repurchase or ASR program in October 2025. As sales grow from customer rate ramps, operating leverage will drive margin expansion, supported by disciplined execution and continuing cost control. Our 2026 guidance is for 8% sales growth at the midpoint and adjusted EPS to grow 25% at the midpoint, illustrating the inherent operating leverage within our business. This guidance incorporates what we believe are prudent assumptions on timing and rate ramp cadence. Hexcel has the needed capacity to exceed prior peak sales levels and the Company is well-positioned to execute and benefit as commercial aircraft production rates increase. When commercial aerospace OEMs achieve their production targets across all their programs, it will generate approximately $500 million of incremental annual revenue for Hexcel.”

Markets

Sales in the fourth quarter of 2025 were $491.3 million compared to $473.8 million, a 3.7% increase from the fourth quarter of 2024.

Commercial Aerospace

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Commercial Aerospace sales of $299.5 million for the fourth quarter of 2025 increased 7.6% (5.8% in constant currency) compared to the fourth quarter of 2024 led by strong growth in Airbus A320neo sales. Boeing 787 and 737 MAX sales also increased year over year whereas Airbus A350 sales decreased on lingering destocking. Other Commercial Aerospace sales increased 16.1% in the fourth quarter of 2025 compared to the fourth quarter of 2024 primarily from strength in regional jets.

Defense, Space & Other

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Defense, Space & Other sales of $191.8 million decreased 1.9% (4.3% in constant currency) for the quarter as compared to the fourth quarter of 2024. Defense sales increased from strength in military helicopter programs and Space sales increased from launchers whereas sales for the Other category were lower following the September 30, 2025 divestment of the Austrian-based industrial business.

Consolidated Operations

Gross margin for the fourth quarter of 2025 was 24.6% compared to 25.0% in the fourth quarter of 2024. As a percentage of sales, selling, general and administrative expenses for the fourth quarter of 2025 was 8.5% compared to 10.1% for the fourth quarter of 2024. R&T expenses as a percentage of sales was 2.9% for the fourth quarter of 2025 compared to 2.8% for the fourth quarter of 2024. Adjusted operating income in the fourth quarter of 2025 was $65.1 million or 13.3% of sales, compared to $57.1 million or 12.1% of sales in 2024. The impact of foreign exchange rates to operating income as a percentage of sales was unfavorable by approximately 110 basis points in the fourth quarter of 2025 compared to the fourth quarter of 2024. Other operating expenses for the fourth quarter of 2025 included restructuring charges associated with the previously disclosed facility closure in Welkenraedt, Belgium, and Other non-operating expense in the fourth quarter primarily included a retirement plan curtailment gain related to this facility closure. Other operating expense for the fourth quarter of 2024 included asset impairments and other charges primarily associated with the divestiture of the Neumarkt, Austria business.

FY 2025 Results

Sales for the full year of 2025 were $1,893.9 million compared to $1,903.0 million, a 0.5% decrease from 2024 sales.

Commercial Aerospace (61% of sales)

•
Commercial Aerospace sales of $1,146.9 million decreased 4.0% (4.4% in constant currency) for the full year of 2025 compared to the full year of 2024. Sales were lower in 2025 compared to 2024 for the A350, 787 and 737 MAX, partially offset by increased A320neo sales. Other Commercial Aerospace sales increased 9.5% for the full year of 2025 as compared to the full year of 2024 from strength in regional jets.

Defense, Space & Other (39% of sales)

•
Defense, Space & Other sales of $747.0 million increased 5.4% (4.0% in constant currency) for the full year of 2025 as compared to the full year of 2024. Growth was driven by domestic and international helicopter programs including the Sikorsky Black Hawk and CH-53K as well as a European fighter program and growth in Space sales, including launchers, rocket motors and satellites.

Consolidated Operations

Gross margin for 2025 was 23.0% compared to 24.7% in the prior year as inventory reduction actions and sales mix led to unfavorable cost leverage. As a percentage of sales, selling, general and administrative expense for the full year of 2025 was 8.9% compared to 9.3% for 2024. R&T expenses as a percentage of sales was 3.0% for the full year of 2025, which was unchanged compared to 3.0% for the full year of 2024. Adjusted operating income for the full year of 2025 was $209.4 million or 11.1% of sales, compared to $236.1 million or 12.4% of sales in 2024. The impact of foreign exchange rates on operating income as a percentage of sales was unfavorable by approximately 10 basis points for 2025 compared to 2024. Other operating expense for 2025 included charges for the divestiture of the Neumarkt, Austria business, the divestiture of the Hartford, Connecticut business, and the closure of the Welkenraedt, Belgium facility. Other operating expense for 2024 included asset impairments and other charges primarily associated with the divestiture of the Neumarkt, Austria business. Other non-operating expense for 2025 primarily included a curtailment and settlement gains related to retirement plans partially offset by debt extinguishment costs.

Cash and other

•
Net cash provided by operating activities in 2025 was $230.5 million, compared to $289.9 million in 2024. Working capital was a cash use of $1.5 million in 2025 compared to a use of $0.8 million in 2024. Capital expenditures on a cash basis were $73.3 million in 2025 compared to $87.0 million in 2024. Free cash flow was $157.2 million in 2025 compared to $202.9 million in 2024. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $76.7 million in 2025 and $81.1 million in 2024.
•
The Company entered into a $350 million accelerated share repurchase (ASR) agreement on October 22, 2025. The Company received an initial delivery of approximately 3.95 million shares of the Company's common stock on October 24,2025, representing 80% of the shares expected to be repurchased under the ASR agreement, The final settlement under the ASR agreement is scheduled to occur in the first quarter of 2026. The remaining authorization under the Company's share repurchase program was $380.6 million as of December 31, 2025

•
As announced today, the Board of Directors declared a quarterly dividend of $0.18 per share, an increase of $0.01 per share, payable to stockholders of record as of February 9, 2026, with a payment date of February 17, 2026.

2026 Guidance

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Sales of $2.0 billion to $2.1 billion
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Adjusted diluted earnings per share of $2.10 to $2.30
•
Free cash flow of greater than $195 million
•
Capital Expenditures less than $100 million

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Hexcel will host a conference call at 9:00 a.m. ET, on January 29, 2026 to discuss fourth quarter and full- year 2025 results. The live webcast will be available on the Investor Relations section of the Hexcel website via the following link: https://events.q4inc.com/attendee/364012745. The event can also be accessed by dialing +1 (646) 307-1963. The conference ID is 2360739. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight and transportation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, defense and space, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others, and the revenues we may generate from an aircraft model or program; expectations with regard to the impact of regulatory activity related to the Boeing 737 MAX on our revenues; expectations with regard to raw material cost and availability, including any impact associated with quotas, duties, tariffs, taxes or other similar restrictions upon the import or export of materials; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from defense and space applications, including whether certain programs might be curtailed or discontinued, and government funding opportunities; expectations regarding sales for industrial applications; expectations regarding cash generation, working capital trends, and inventory levels; expectations as to the level of research and technology investment, capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; expectations regarding our ability to improve or maintain margins; expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; projections regarding our tax rate; expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts; expectations regarding our strategic initiatives, including our sustainability goals; expectations with regard to the effectiveness of cybersecurity measures; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; expectations relating to our accelerated share repurchase program and other share repurchases; and our expectations of financial results for 2026 and beyond. Actual results may differ materially from the results anticipated in the forward-looking statements due to a variety of factors, including but not limited to uncertainty regarding the amount and timing of future share repurchases and the source of funds used for such repurchases; the extent of the impact of macroeconomic factors or geopolitical issues or conflicts, including U.S. trade policy and retaliatory actions taken in response; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity or public scrutiny impacting the Boeing 737 MAX; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; the availability and cost of raw materials, including the impact of supply disruptions, inflation and tariffs; our ability to successfully implement or realize our strategic initiatives, including our sustainability goals or any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing due to cost levels; changes in aerospace build or delivery rates; any impact from a shutdown of the U.S. federal government; changes in government defense procurement or investment budgets; timely new product development or introduction; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; the market prices of our common stock during the term and after the completion of the accelerated share repurchase period; uncertainty regarding our ability to complete share repurchases within the proposed timing or at all; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; uncertainty related to governmental actions and changes in political, social and economic conditions, including the effect of change in global trade policies, tariff rates, economic sanctions and embargoes; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions, except per share data)	2025	2024	2025	2024
Net sales	$491.3	$473.8	$1,893.9	$1,903.0
Cost of sales	370.3	355.3	1,459.1	1,433.2
Gross margin	121.0	118.5	434.8	469.8
% Gross Margin	24.6%	25.0%	23.0%	24.7%

Selling, general and administrative expenses	41.6	47.9	169.0	176.6
Research and technology expenses	14.3	13.5	56.4	57.1
Other operating expense	3.7	48.2	37.8	50.0
Operating income	61.4	8.9	171.6	186.1
Interest expense, net	11.6	8.1	37.7	31.2
Other income	(0.6)	-	(1.1)	-
Income before income taxes	50.4	0.8	135.0	154.9
Income tax expense (benefit)	4.0	(5.0)	25.6	22.8
Net income	$46.4	$5.8	$109.4	$132.1

Basic net income per common share:	$0.60	$0.07	$1.38	$1.61

Diluted net income per common share:	$0.60	$0.07	$1.37	$1.59

Weighted-average common shares:
Basic	76.9	81.2	79.5	82.3
Diluted	77.6	81.9	80.0	83.0

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	December 31,	December 31,
(In millions)	2025	2024
Assets
Cash and cash equivalents	$71.0	$125.4
Accounts receivable, net	249.3	212.0
Inventories, net	328.8	356.2
Contract assets	35.9	29.8
Prepaid expenses and other current assets	45.7	50.6
Assets held for sale	-	7.5
Total current assets	730.7	781.5

Property, plant and equipment	3,322.4	3,163.1
Less accumulated depreciation	(1,710.9)	(1,566.4)
Net property, plant and equipment	1,611.5	1,596.7

Goodwill and other intangible assets, net	239.8	237.0
Investments in affiliated companies	5.0	5.0
Other assets	117.0	105.4
Total assets	$2,704.0	$2,725.6

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$-	$0.1
Accounts payable	146.6	142.3
Accrued compensation and benefits	79.0	99.7
Accrued liabilities	97.1	107.2
Liabilities held for sale	-	4.2
Total current liabilities	322.7	353.5

Long-term debt	993.0	700.6
Retirement obligations	28.4	31.9
Other non-current liabilities	109.2	111.7
Total liabilities	$1,453.3	$1,197.7

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 112.1 shares issued at December 31, 2025 and 111.6 shares issued at December 31, 2024	$1.1	$1.1
Additional paid-in capital	994.9	970.0
Retained earnings	2,307.0	2,251.5
Accumulated other comprehensive loss	(12.9)	(115.0)
	3,290.1	3,107.6

Less – Treasury stock, at cost, 36.4 shares at December 31, 2025 and 30.6 shares at December 31, 2024	(2,039.4)	(1,579.7)
Total stockholders' equity	1,250.7	1,527.9
Total liabilities and stockholders' equity	$2,704.0	$2,725.6

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Years Ended
	December 31,
(In millions)	2025	2024

Cash flows from operating activities
Net income	$109.4	$132.1
Reconciliation to net cash used for operating activities:
Depreciation and amortization	122.3	124.0
Amortization related to financing	0.1	0.4
Deferred income taxes	5.9	(16.7)
Stock-based compensation	14.4	22.2
Restructuring expenses, net of payments	9.1	-
Debt extinguishment costs	0.4	-
Loss on divestiture of assets	4.9	-
Impairment of assets	-	28.9

Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(22.5)	10.7
Decrease (increase) in inventories	45.4	(34.0)
Increase in prepaid expenses and other current assets	(4.0)	(6.7)
(Decrease) increase in accounts payable/accrued liabilities	(20.4)	29.2
Other - net	(34.5)	(0.2)
Net cash provided by operating activities (a)	$230.5	$289.9

Cash flows from investing activities
Capital expenditures (b)	(73.3)	(87.0)
Payments on divestiture of assets	(2.7)	-
Net cash used for investing activities	(76.0)	(87.0)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	480.0	160.0
Repayments of senior unsecured credit facilities	(185.0)	(160.0)
Redemption of 4.7% senior notes due 2025	(300.0)	-
Proceeds from issuance of 5.875% senior notes due 2035	300.0	-
Repurchases of common stock	(454.3)	(252.2)
Repayment of finance lease obligation and other debt, net	(4.2)	0.3
Dividends paid	(53.9)	(49.3)
Activity under stock plans	5.1	(0.5)
Net cash used for financing activities	(212.3)	(301.7)
Effect of exchange rate changes on cash and cash equivalents	3.4	(2.8)
Net (decrease) increase in cash and cash equivalents	(54.4)	(101.6)
Cash and cash equivalents at beginning of period	125.4	227.0
Cash and cash equivalents at end of period	$71.0	$125.4

Supplemental data:
Free Cash Flow (a)+(b)	157.2	202.9
Accrual basis additions to property, plant and equipment	76.7	81.1

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended December 31, 2025 and 2024				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2025	2024	%	Effect (b)	2024	%
Commercial Aerospace	$299.5	$278.3	7.6	$4.7	$283.0	5.8
Defense, Space & Other	191.8	195.5	(1.9)	4.9	200.4	(4.3)
Consolidated Total	$491.3	$473.8	3.7	$9.6	$483.4	1.6

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	61.0	58.7			58.5
Defense, Space & Other	39.0	41.3			41.5
Consolidated Total	100.0	100.0			100.0

Years Ended December 31, 2025 and 2024				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2025	2024	%	Effect (b)	2024	%
Commercial Aerospace	$1,146.9	$1,194.2	(4.0)	$5.5	$1,199.7	(4.4)
Defense, Space & Other	747.0	708.8	5.4	9.2	718.0	4.0
Consolidated Total	$1,893.9	$1,903.0	(0.5)	$14.7	$1,917.7	(1.2)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	60.6	62.8			62.6
Defense, Space & Other	39.4	37.2			37.4
Consolidated Total	100.0	100.0			137.4
(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2024, have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2025 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Fourth Quarter 2025
Net sales to external customers	$394.5	$96.8	$-	$491.3
Intersegment sales	20.6	1.7	(22.3)	-
Total sales	415.1	98.5	(22.3)	491.3

Other operating expense	-	3.0	0.7	3.7
Operating income (loss)	85.2	8.0	(31.8)	61.4
% Operating margin	20.5%	8.1%		12.5%

Depreciation and amortization	27.6	3.2	-	30.8
Stock-based compensation expense	0.8	0.1	0.1	1.0
Accrual based additions to capital expenditures	25.3	1.5	-	26.8

Fourth Quarter 2024
Net sales to external customers	$375.3	$98.5	$-	$473.8
Intersegment sales	20.2	0.2	(20.4)	-
Total sales	395.5	98.7	(20.4)	473.8

Other operating expense	39.8	6.9	1.5	48.2
Operating income (loss)	20.7	3.7	(15.5)	8.9
% Operating margin	5.2%	3.7%		1.9%

Depreciation and amortization	27.3	3.7	-	31.0
Stock-based compensation expense	1.1	0.2	1.6	2.9
Accrual based additions to capital expenditures	15.8	5.7	-	21.5

Year Ended December 31, 2025
Net sales to external customers	$1,516.2	$377.7	$-	$1,893.9
Intersegment sales	79.0	3.8	(82.8)	-
Total sales	1,595.2	381.5	(82.8)	1,893.9

Other operating expense	2.8	29.3	5.7	37.8
Operating income (loss)	238.0	13.1	(79.5)	171.6
% Operating margin	14.9%	3.4%		9.1%

Depreciation and amortization	109.4	12.9	-	122.3
Stock-based compensation expense	5.3	1.3	7.8	14.4
Accrual based additions to capital expenditures	70.6	6.1	-	76.7

Year Ended December 31, 2024
Net sales to external customers	$1,531.0	$372.0	$-	$1,903.0
Intersegment sales	90.0	1.2	(91.2)	-
Total sales	1,621.0	373.2	(91.2)	1,903.0

Other operating expense	40.8	7.7	1.5	50.0
Operating income (loss)	215.0	39.6	(68.5)	186.1
% Operating margin	13.3%	10.6%		9.8%

Depreciation and amortization	109.1	14.9	-	124.0
Stock-based compensation expense	6.1	1.5	14.6	22.2
Accrual based additions to capital expenditures	67.1	14.0	-	81.1

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income (Loss), EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions)	2025	2024	2025	2024
GAAP operating income	$61.4	$8.9	$171.6	$186.1
Other operating expense (a)	3.7	48.2	37.8	50.0
Non-GAAP operating income	$65.1	$57.1	$209.4	$236.1

	Unaudited
	Quarters Ended December 31,
	2025		2024
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$46.4	$0.60	$5.8	$0.07
Other operating (income) expense, net of tax (a)	(3.5)	(0.05)	39.1	0.48
Other income, net of tax (b)	(0.6)	(0.01)	-	-
Tax benefit (c)	(1.8)	(0.02)	(2.3)	(0.03)
Non-GAAP	$40.4	$0.52	$42.6	$0.52

	Unaudited
	Years Ended December 31,
	2025		2024
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$109.4	$1.37	$132.1	$1.59
Other operating expense, net of tax (a)	30.3	0.38	40.5	0.49
Other income net of tax (b)	(1.0)	(0.01)	-	-
Tax expense (benefit) (c)	2.1	0.02	(4.1)	(0.05)
Non-GAAP	$140.8	$1.76	$168.5	$2.03

	Unaudited
	Years Ended December 31,
(In millions)	2025	2024
Net cash provided by operating activities	$230.5	$289.9
Less: Capital expenditures	(73.3)	(87.0)
Free cash flow (non-GAAP)	$157.2	$202.9

(a)
The quarter and year ended December 31, 2025 included pre-tax charges for the closure of the Welkenraedt, Belgium facility offset by related tax benefits. The year ended December 31, 2025 also included charges for the divestiture of the Neumarkt Austria business and the Hartford, Connecticut business and a non-income tax charge related to the net value of a foreign entity. The quarter and year ended December 31, 2024 included asset impairments and other charges primarily associated with the divestiture of our Neumarkt, Austria business as well as restructuring costs. .
(b)
The quarter and year ended December 31, 2025 included a curtailment gain related to the Belgium retirement plan. The year ended December 31, 2025 also included a gain related to a lump-sum pension settlement and debt extinguishment costs.
(c)
The quarter ended December 31, 2025 included the release of FIN 48 reserves and a valuation allowance, partially offset by provision adjustments related to the finalization of prior year tax returns. The year ended December 31, 2025 also included a tax charge for a valuation allowance related to the closure of the Welkenraedt, Belgium facility. The quarter and year ended December 31, 2024 included benefits associated with our R&T expenditures, partially offset by a valuation allowance in a foreign jurisdiction. The year ended December 31, 2024 also included a discrete tax benefit related to provision adjustments based on the finalization of prior year tax returns.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	December 31,	December 31,	December 31,
(In millions)	2025	2024	2023

Current portion finance lease	$-	$0.1	$0.1
Total current debt	-	0.1	0.1

Senior unsecured credit facility	295.0	-	-
4.7% senior notes due 2025	-	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
5.875% senior notes due 2035	300.0	-	-
Senior notes original issue discounts	-	(0.4)	(0.7)
Senior notes deferred financing costs	(4.2)	(0.9)	(1.6)
Other debt	2.2	1.9	1.7
Total long-term debt	993.0	700.6	699.4
Total Debt	993.0	700.7	699.5
Less: Cash and cash equivalents	(71.0)	(125.4)	(227.0)
Total debt, net of cash	$922.0	$575.3	$472.5